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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                          Commission File Number: 1-14336

                               MID OCEAN LIMITED
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            (Exact name of registrant as specified in its charter)

                                Richmond House
                             12 Par la Ville Road
                            Hamilton, Bermuda HM 08
                                (441) 292-1358
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              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

               Class A Ordinary Shares, par value $.20 per share
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           (Title of each class of securities covered by this Form)

                                     None
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                (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [X]                          Rule 12h-3(b)(1)(i)    [X]
Rule 12g-4(a)(1)(ii)   [ ]                          Rule 12h-3(b)(1)(ii)   [ ]
Rule 12g-4(a)(2)(i)    [ ]                          Rule 12h-3(b)(2)(i)    [ ]
Rule 12g-4(a)(2)(ii)   [ ]                          Rule 12h-3(b)(2)(ii)   [ ]
                                                    Rule 15d-6             [ ]

Approximate number of holders of record as of the certification or notice date: 2

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Mid Ocean Limited has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.


Date: August 7, 1998             By: /s/ Michael A. Butt
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                                 Name:   Michael A. Butt
                                 Title:  President and Chief Executive Officer

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